Exhibit 8.2

October 1, 2007

XM Satellite Radio Holdings Inc.
1500 Eckington Place, NE
Washington, DC 20002

Ladies and Gentlemen:

     We have acted as special counsel to XM Satellite Radio Holdings, Inc. (“XM”), a Delaware corporation, in connection with the Agreement and Plan of Merger, dated as of February 19, 2007, (including the exhibits thereto, the “Merger Agreement”), among Sirius Satellite Radio Inc., a Delaware corporation (“Sirius”), Vernon Merger Corporation., a Delaware corporation and a direct wholly-owned subsidiary of Sirius (“Merger Sub”), and XM, pursuant to which Merger Sub shall be merged with and into XM with XM surviving as a wholly-owned subsidiary of Sirius (the “Merger”) on the terms and conditions set forth therein. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-144845) (as amended, the “Registration Statement”) filed by Sirius with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed Merger pursuant to the Merger Agreement and to which this opinion appears as an exhibit.

     In rendering our opinion set forth below, we have examined and relied upon the accuracy and completeness (without, as you are aware, our independent investigation or verification), both initially and continuing as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by XM, Sirius and others, including statements, representations and covenants set forth in letters dated the date hereof (the “Representation Letters”) from officers of XM and Sirius. For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by XM, Sirius and others, including those set forth in the Representation Letters.

XM Satellite Radio Holdings Inc.
October 1, 2007

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any material respect. Moreover, we have assumed that the Merger Agreement, Registration Statement and the Representation Letters reflect all of the material facts relating to the Merger, XM, Sirius and Merger Sub.

     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect as of the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

     Based solely upon and subject to the foregoing, we are of the opinion that under current law, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related thereto or contemplated by the Merger Agreement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion may not be relied upon by anyone else without our prior written consent.

     This opinion is being to delivered to you in connection with the Merger and the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP